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                                                                   EXHIBIT 11.1

                             i2 TECHNOLOGIES, INC.
         SUPPLEMENTAL STATEMENT OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                              Year Ended December 31,
                                                            ---------------------------
                                                             1994       1995      1996
                                                            -------   -------   -------
PRIMARY NET INCOME PER SHARE (1):

     Weighted average number of common shares outstanding    19,343    19,542    27,714
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         average market price (2)                             5,619     8,082     4,060
     Common shares related to SAB No. 64 and 83 (2) (3)         909       909        --
                                                            -------   -------   -------
         Weighted average common and common
             equivalent shares outstanding                   25,871    28,533    31,774
                                                            =======   =======   =======

     Net income                                             $ 1,736   $ 3,065   $ 7,202
                                                            =======   =======   =======

     Net income per share                                   $  0.07   $  0.11   $  0.23
                                                            =======   =======   =======


FULLY DILUTED NET INCOME PER SHARE:

     Weighted average number of common shares outstanding    19,343    19,542    27,714
     Common shares issuable on exercise of stock options,
         net of shares assumed to be repurchased at the
         year-end market price, if higher than the
         average market price (2)                             6,188     8,240     4,125
     Common shares related to SAB No. 64 and 83 (2) (3)         909       909        --
                                                            -------   -------   -------
         Weighted average common and common
             equivalent shares outstanding                   26,440    28,691    31,839
                                                            =======   =======   =======

     Net income                                             $ 1,736   $ 3,065   $ 7,202
                                                            =======   =======   =======

     Net income per share                                   $  0.07   $  0.11   $  0.23
                                                            =======   =======   =======



(1) The Company reports primary net income per share as the effect of dilutive securities is less than 3%.

(2) In computing these amounts, the funds used in applying the treasury stock method include the compensation related to stock options which will be charged to expense in the future.

(3) Common and common equivalent shares issued within 12 months of the initial filing of the Company's Registration Statement on Form S-1 are included in this line item for the years ended December 31, 1994 and 1995. See Note 2 of Notes to Supplemental Consolidated Financial Statements.